Exhibit 21

                       Subsidiaries of Swing-N-Slide Corp.

   The registrant has no parent but has the subsidiary listed below which is included in the accompanying consolidated financial statements.

   Newco, Inc. (Wisconsin Corporation) - Wholly owned.